Exhibit 99


           ALCOA COMPLETES MERGER WITH REYNOLDS METALS

PITTSBURGH, Pa. and RICHMOND, Va., May 3, 2000 - Alcoa Inc. and Reynolds Metals Company announced today that the U.S. Department of Justice and the European Union have approved their proposed merger and that the merger has been completed. Reynolds shareholders had already approved the merger on February 11.

The merger adds impressive strengths to Alcoa's worldwide operations, including the Reynolds brand name, its packaging and consumer products businesses, smelting operations, manufacturing operations serving the construction and transportation markets, and bauxite reserves in Brazil, Guyana and Guinea.

Under the terms of a consent decree entered into with the DOJ and an undertaking agreed with the EU, Alcoa will sell a 25% interest in Reynolds' Longview, Washington aluminum smelter, as well as Reynolds' interest in three alumina refineries: Worsley, Australia (56% owned); Stade, Germany (50% owned); and Sherwin, Texas (100% owned).

Three of Reynolds four global business units will be fully merged with Alcoa:

     -- Packaging and Consumer business (1999 revenue of $1.45 billion);

     -- Construction and Distribution business (1999 revenue of $1.02 billion); and

     -- Transportation business (1999 revenue of $400 million).

In addition, from Reynolds Base Materials business, approximately one million metric tons of smelting capacity, bauxite reserves and two petroleum coke plants will be merged into Alcoa.

"We are extremely pleased to complete this merger and welcome Reynolds employees to Alcoa," said Alcoa President and CEO Alain Belda. "We will rapidly integrate Reynolds and thereby create additional value for Alcoa and Reynolds customers and other stakeholders."

With respect to the Reynolds businesses to be sold under the regulatory approvals, Mr. Belda observed, "The business case for the merger remains compelling, and proceeds from the sale of the divested assets will contribute significantly to investment in further profitable growth for Alcoa."

Shares of Reynolds stock will cease trading on the New York Stock
Exchange at the close of business today. As a result of the merger, each outstanding Reynolds share was converted into 1.06 shares of Alcoa common stock.

Reynolds shareholders who hold their own stock certificates will receive notice in the mail regarding the process to exchange their shares for Alcoa stock. Reynolds shareholders whose shares are held through banks or brokers will receive information about their holdings from those institutions.

EDITORIAL CONTACTS:
Bonita A. Cersosimo
Alcoa
Phone:    1 412 553 4462

Lou Anne Nabhan
Reynolds Metals
Phone:    1 804 281 2171

INVESTOR RELATIONS:
Edgar M. Cheely, Jr.
Alcoa
Phone:    1 412 553 2231

Julian H. Taylor
Reynolds Metals
1 804 281 4505